Exhibit 10.4

*THE COMPANY HAS REQUESTED AN ORDER FROM THE SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”) PURSUANT TO RULE 24B-2 OF THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED, GRANTING CONFIDENTIAL TREATMENT TO SELECTED PORTIONS. ACCORDINGLY, THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS EXHIBIT AND HAVE BEEN FILED SEPARATELY WITH THE COMMISSION. OMITTED PORTIONS ARE INDICATED BY “[REDACTED]”.

Execution Version

Crude Oil Purchase Agreement

This CRUDE OIL PURCHASE AGREEMENT (the “Agreement”) by and between Approach Operating, LLC and Approach Oil & Gas Inc. (each individually herein called “Approach”), and Wildcat Permian Services LLC (“Wildcat”) covering the sale and delivery by Approach and the purchase and receipt by Wildcat of the hereinafter specified oil is entered into in accordance with the following terms and conditions.

1. TERM:	1.1 Except as otherwise provided in this Agreement, this Agreement shall be in effect for a period of time (“Term”) commencing September 12, 2012 (“Effective Date”), and continuing in effect, as to each of the Dedicated Interests (defined below), until (i) the termination, cancellation or expiration of the oil, gas and mineral lease, participating mineral interest or agreement from which such Dedicated Interest is derived, or (ii) the expiration of a period of ten (10) years from the Effective Date, whichever occurs first. [REDACTED]*.

1.2 Wildcat shall not amend, modify, supplement, waive or release any of the terms or provisions of any mutually satisfactory agreement entered into for the purchase of crude oil from Approach (the term “TP CPA” (as defined below) shall be deemed to include any mutually satisfactory agreement), as so accepted by Approach, without the written consent of Approach which shall not be unreasonably withheld. Wildcat shall not terminate the TP CPA without the express written consent of Approach, which consent may be withheld in its sole discretion. It is expressly agreed that Wildcat shall not increase the Committed Volume (as defined below) under any TP CPA without Approach’s prior written approval.

1.3 In the event this Agreement is terminated in accordance with the terms hereof, the parties shall take all actions, including but not limited to filing notice of said termination in the applicable county records, to put third parties on notice that this Agreement has terminated and to release the Dedicated Area (defined below) from this Agreement.

2. QUALITY & CRUDE TYPE	West Texas Intermediate crude oil. Quality shall be consistent with, and at least sufficient to satisfy the requirements of, the applicable TP CPA pursuant to which such crude oil is being sold.

3. QUANTITY:

3.1 An amount equal to actual crude oil produced (“Dedicated Oil”) from the rights or interests (“Dedicated Interests”) that are owned or controlled by Approach to dispose of crude oil from all or any portion of Approach’s Crockett County acreage shaded in yellow on Exhibit “D” attached hereto and made a part hereof (the “Dedicated Area”); provided that (i) Approach shall designate to Wildcat the monthly volume(s) which Approach desires Wildcat to request as committed volumes under any applicable third party contract pursuant to which Wildcat will sell Dedicated Oil (a “TP CPA”), which contemplates such committed volumes, from time to time at such times as such committed volumes are to be designated under each such TP CPA (such amount as designated by Approach and accepted by the purchaser under a TP CPA from time to time, the “Committed Volume”), (ii) on or before the 10th day of each month occurring after the date the Initial Facilities are operationally ready and able to transport oil, Approach shall designate to Wildcat the volumes of crude oil Approach desires Wildcat to schedule for delivery in the next succeeding month, if applicable, which shall not be less than the Committed Volume(s) previously designated for such month (the “Nominated Amount”) and (iii) Wildcat shall not be obligated to purchase from

Approach volumes of crude oil during any month in excess of the Committed Volume for such month except to the extent the designated purchaser has available capacity to take delivery of such excess amounts at the delivery point under the applicable TP CPA (a “TP Purchaser”).

3.2 If Approach designates to Wildcat any volumes to be requested as committed volumes under any TP CPA, Approach’s designation shall be in accordance with such TP CPA. If the monthly volume designated by Approach as the Nominated Amount pursuant to clause (ii) of Section 3.1 is the current Committed Volume for such month under the applicable TP CPA, Wildcat shall purchase such volumes and resell such volumes under the applicable TP CPA.

3.3 If at any time Approach designates to Wildcat a Nominated Amount in excess of a Committed Volume, Wildcat shall notify Approach in writing upon Wildcat’s receipt of notice from a TP Purchaser that such TP Purchaser does not have the capacity to purchase any portion of such Nominated Amount in excess of the Committed Volume for such month (the “Excess Amounts”). [REDACTED]*.

4. DELIVERY:	Unless otherwise agreed by the parties, delivery shall be made by Approach at the initial receipt points on Wildcat’s transportation facilities as illustrated on Exhibit “D” or any additional receipt points established pursuant to Exhibit “D” (collectively, the “Receipt Points”); provided that, if Approach connects any well to Wildcat’s transportation facilities pursuant to the Well Connection provisions of the Special Provisions of Exhibit “B,” deliveries shall be made at the point of the interconnection between the facilities of Approach and Wildcat.

5. PRICE:	5.1 Subject to the other provisions of this Paragraph 5, Wildcat shall pay Approach a price per barrel as set forth on Exhibit “A.”

5.2 Either party may require that both parties negotiate in good faith in an attempt to agree upon new pricing provisions to be effective as of the first anniversary of the Effective Date or any succeeding anniversary of the Effective Date by giving the other party written notice at least thirty (30) days’ notice prior to the anniversary upon which such renegotiated price is to be effective. If the parties fail to agree upon new pricing provisions as the result such negotiations, the existing pricing provisions shall continue in effect.

5.3 [REDACTED]*

(a) [REDACTED]*

(b) [REDACTED]*.

5.4 [REDACTED]*

(a) [REDACTED]*

(b) [REDACTED]*.

However, Section 5.4 shall not (i) require Wildcat to agree to such modifications or enter into such third-party purchase agreement unless Wildcat receives a fee of not less than the T&M fee as then in effect, (ii) impose any costs on Wildcat or require Wildcat to commit to or incur any capital expenditure not otherwise required under this Agreement or other agreement between the parties, (iii) adversely affect Wildcat’s ability to purchase, transport and sell any volumes of crude oil other than Approach’s volumes or

2

otherwise perform its obligations under any then existing contracts with TP Sellers or (iv) change or affect the current regulatory classification or regulation of Wildcat’s assets and/or transportation facilities.

6. PAYMENT:	Wildcat shall pay Approach by wire transfer on or about the twenty-fifth (25th) day of the month following the month of delivery. In the event the payment due date falls on a Saturday or a bank holiday other than a Monday, payment shall be due on the last preceding business day. Should the payment due date fall on a Sunday or a Monday bank holiday, payment shall be due on the following business day.

7. PAYMENT SECURITY:

All proceeds received by Wildcat from the purchaser from Wildcat of the Dedicated Oil purchased by Wildcat under this Agreement shall be delivered by such purchaser into a separate account (the “Lockbox Account”) of Wildcat, which Lockbox Account will be used solely to receive such proceeds and distribute such proceeds in accordance with Sections 5 and 6. All monies held in the Lockbox Account shall be deemed to be Wildcat funds. The Lockbox Account will be established and maintained with signatory authority as set forth in Exhibit “B”.

8. RECORDING MEMORANDUMS:

Approach and Wildcat agree to execute and deliver to each other counterparts of a memorandum in form for recording in the real property records of each county in which any portion of the Dedicated Area is located in order to evidence the “Dedication” provision in Exhibit “B” to this Agreement.

DIVISION ORDERS: If Division Orders have been issued to Approach by Wildcat and executed by Approach covering well(s) in the Dedicated Area, the Division Orders are incorporated herein and made a part hereof. The provisions of this Agreement, including but not limited to those relating to term, rights of termination, price and otherwise, shall be applicable and govern, notwithstanding any provision in the Division Orders to the contrary.

DAMAGES: Except in case of third party claims, both parties expressly agree that neither party shall be liable for special, indirect, punitive, or consequential damages, whether arising under contract, tort, strict liability, or otherwise. In case of intentional or willful failure to deliver or accept crude oil or make payment hereunder, the parties agree that the non-defaulting party’s actual damages shall include losses and costs incurred as a result of the non-defaulting party terminating, liquidating, obtaining or reestablishing any related or associated hedge or related offset price position; provided that Wildcat shall not be liable for any damages to Approach for failure to accept crude oil from Approach that an applicable designated purchaser is not able or willing to purchase under a TP CPA.

SPECIAL AND GENERAL PROVISIONS; ENTIRETY OF AGREEMENT: The special provisions set forth on Exhibit “B” hereto and the general provisions set forth on Exhibit “C” are incorporated herein by reference and made a part hereof. This Agreement (including the exhibits hereto) contains the entire agreement between the parties with respect to the matters contemplated herein, and supersedes all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein and therein.

ADDRESS FOR NOTICES: All invoices and notices given pursuant to this Agreement shall be in writing or faxed/emailed to the address show for such party below.

3

Notices, invoices and all other correspondence to Wildcat shall be mailed or faxed/emailed as follows:

Wildcat Permian Services LLC
8333 Douglas Avenue, Suite 300
Dallas, Texas 75225
Phone: 214.310.1213
Fax/email: 214.310.1216 chris.rozzell@wildcatgas.com

Notices and all other correspondence to Approach shall be mailed or faxed/emailed as follows:

Approach Operating, LLC
One Ridgmar Centre 6500 West Freeway, Suite 800 Fort Worth, Texas 76116
Phone: 817.989.9000
Fax/email: 817.989.9001 chenderson@approachresources.com

MULTIPLE COUNTERPARTS; FAX: This instrument may be executed in a number of identical counterparts, each of which for all purposes is to be deemed an original, and all of which constitute collectively, one instrument. It is not necessary that each party hereto execute the same counterpart so long as identical counterparts are executed by each such party hereto. This instrument may be validly executed and delivered by facsimile or other electronic transmission.

Executed by the parties hereto to be effective as of the Effective Date.

WILDCAT PERMIAN SERVICES LLC

By:	/s/ Chris D. Rozzell
Name:	Chris D. Rozzell
Title:	Executive Vice President

APPROACH OIL & GAS INC.

By:	/s/ Steven P. Smart
Name:	Steven P. Smart
Title:	EVP and Chief Financial Officer

APPROACH OPERATING, LLC

By:	/s/ Steven P. Smart
Name:	Steven P. Smart
Title:	EVP and Chief Financial Officer

4

Exhibit A

Pricing Detail

A.	[REDACTED]*.

B.

a. [REDACTED]*

b. Year 1-10:	[REDACTED]* barrels per day (“bopd”)	[REDACTED]* per barrel
	[REDACTED]*bopd	[REDACTED]*per barrel
	[REDACTED]*bopd	[REDACTED]*per barrel
	over [REDACTED]*bopd	[REDACTED]*per barrel

A-1

Exhibit B

Dedication, Receipt Points and Delivery Point

Approach dedicates and commits the Dedicated Interest to this Agreement for the Term. Any transfer by Approach of any interest in the Dedicated Interest shall be subject to Wildcat’s rights under this Agreement. After the Operations Commencement Date, and so long as Wildcat is not in material breach of this Agreement, Approach shall not deliver Dedicated Oil to any person other than Wildcat. The covenants of Approach in this Agreement shall be covenants attaching to and running with the Dedicated Interest and shall be binding on the successors and assigns of Approach as to the Dedicated Interest, subject to the other provisions of this Agreement.

Well Connections

In addition to the initial Receipt Points illustrated on the map below, Approach shall give Wildcat written notice (“Completion Notice”) of the date (“Completion Date”) on which Approach reasonably believes that each well, in which Approach has a Dedicated Interest, will be completed and capable of producing and delivering crude oil. In the event that Approach and Wildcat agree on mutually acceptable incremental economic terms, Wildcat shall construct all gathering lines, pipelines, pumps, terminals and related facilities (“Wellhead Receipt Facilities”) that are necessary to receive crude oil from each such well on or before the date (“Connection Date”) which is later of (i) the Completion Date set forth in the Completion Notice for such well or (ii) [REDACTED]* days after the Completion Notice is given by Approach to Wildcat for such well. Subject to the other provisions of this Agreement, Wildcat shall not be obligated to receive crude oil from any such well until it has constructed the Wellhead Receipt Facilities for such well or such well is otherwise connected to Wildcat’s gathering system at the initial Receipt Points or as provided below. In the event that Wildcat agrees to construct a new Wellhead Receipt Facility in exchange for an additional fee, then that Wellhead Receipt Facility shall be included as a future Receipt Point for purposes of this Agreement. If Wildcat has not constructed the Wellhead Receipt Facilities by the Connection Date, then, upon written notice to Wildcat at any time thereafter until such facilities are constructed, Approach may construct, own and operate the facilities necessary to connect such well to any existing Receipt Point, and deliver the crude oil produced from such well to such Receipt Point. However, as to any well that, as of the Operations Commencement Date, is already completed and capable of producing crude oil, Approach may construct, own and operate the facilities necessary to connect such well to any existing Receipt Point, and deliver the crude oil produced from such well to such Receipt Point if Wildcat has not constructed the Wellhead Receipt Facilities within [REDACTED]*days of the Operations Commencement Date.

[REDACTED]*

[REDACTED]*.

[REDACTED]*

[REDACTED]*.

Lockbox Account

The Lockbox Account will be established and maintained with signatory to [REDACTED]* designated personnel.

Assignment of Claims

If (i) a party (or parties) that is a buyer under a TP CPA, breaches its obligation to purchase and/or pay for crude oil under such TP CPA, and (ii) Approach gives Wildcat written notice that it desires to initiate legal proceedings against such buyer with respect to the quantities of crude oil that Wildcat is obligated to purchase from Approach and resell to such buyer under such TP CPA, then Wildcat shall promptly assign Approach any and all claims and causes of action that Wildcat may have with respect to such quantities.

B-1

Exhibit C

GENERAL PROVISIONS

1. SET-OFFS: In the event either party shall fail to make timely delivery of any crude oil and/or condensate or other applicable products due and owing to the other party, or in the event that either party shall fail to make timely payment of any monies due and owing to the party, the other party may set off any deliveries or payments due under this or any other agreement between the parties. “Party” for the purposes of this paragraph shall include for each party its affiliates (including, but not limited to, both parent and subsidiary companies). It is the intent of the parties to this Agreement to treat each party hereto and its respective affiliates (including, but not limited to, both parent and subsidiary corporate entities) as a single legal entity for the purposes of set-off regarding debts and claims.

2. RIGHT TO AUDIT: In the event the price of the crude oil or condensate sold hereunder is based on an average acquisition cost, Approach agrees to maintain and retain all pertinent books, records and documents relating to the transactions hereunder for a period of not less than two (2) years following termination of this Agreement, and Wildcat or its duly authorized representatives shall have access to such records, and the right to audit the same, at all reasonable times during the existence of this Agreement, and for such two (2) year period following its termination. In the event the price of the crude oil or condensate sold hereunder is based on an weighted average resale price received by Wildcat upon the resale of the crude oil purchased hereunder, Wildcat agrees to maintain and retain all pertinent books, records and documents relating to such resale transactions and transactions hereunder for a period of not less than two (2) years following termination of this Agreement, and Wildcat or its duly authorized representatives shall have access to such records, and the right to audit the same, at all reasonable times during the existence of this Agreement, and for such two (2) year period following its termination.

3. MEASUREMENTS AND TEST: Quantities of oil delivered hereunder shall be determined from tank gauges on 100% tank table basis or by the use of mutually acceptable automatic measuring equipment. Volume and gravity of said quantities shall be corrected for temperature to 60 degrees Fahrenheit in accordance with the latest A.S.T.M.-I.P. Petroleum Measurement Tables. The oil delivered hereunder shall be merchantable and acceptable to the carriers involved but not to exceed one percent (1%) S&W. Full deduction shall be made for all S&W content as determined by tests conducted according to the latest A.S.T.M. standard method in effect. Tests for quality shall be made at regular intervals by Approach in accordance with generally accepted industry procedures. Each party shall have the right to have a representative or independent inspector (which cost shall be shared equally between the parties hereto) present to witness all gauges, tests and measurements.

4. WARRANTY: Approach warrants title, free and clear of all taxes, liens and encumbrances which are customarily paid by Approach prior to delivery, to the crude oil sold and delivered hereunder and warrants that said oil has been produced, handled and transported to the Receipt Points in material compliance with the laws, rules and regulations of all local, state or federal authorities having jurisdiction thereof. In this regard, Approach agrees to provide Wildcat with any relevant transaction documentation reasonably requested.

5. FORCE MAJEURE: Continued performance by either party of any obligation except as to payment due hereunder, may be suspended immediately to the extent caused or contributed to by acts of God, fire, labor or trade disturbance, war, civil commotion or act of the public enemy, unavailability of transportation, storage, manufacturing, refining or distributing facilities, compliance in good faith with any applicable foreign or domestic regulation or order, whether or not it later proves to be invalid, or any cause beyond the reasonable control of either Wildcat or Approach whether similar or dissimilar to the enumeration contained herein, except inability to discharge financial obligations when due (a “Force Majeure”) (for clarity, if any TP Purchaser invokes a force majeure event excusing performance under any TP CPA, such shall also constitute a Force Majeure for purposes of this Agreement to the extent crude oil purchased hereunder is to be sold under such TP CPA. The party suspending performance under this clause shall give prompt notice and shall use all commercially reasonable efforts to cure promptly the cause for such suspension. Upon cessation of the cause for suspension, performance shall resume (or commence) immediately. [REDACTED]*. In the event a Force Majeure condition interferes with Wildcat’s ability to provide an outlet to receive crude oil and/or condensate, Wildcat shall have the option to cure (a “Cure”) such Force Majeure condition by providing an alternative commercial outlet for delivery of crude oil and/or condensate on economic terms no less favorable than current market terms (giving due consideration to applicable market

C-1

considerations). [REDACTED]*. If at any time Wildcat is the party suspending performance (in whole or in part) under this clause, then all Dedicated Oil that Wildcat does not purchase in reliance on this clause shall not be deemed Dedicated Oil (and shall not be subject to this Agreement) for so long as such Dedicated Oil is not being purchased by Wildcat in reliance on this clause, but upon a Cure or cessation of reliance on this clause such Dedicated Oil shall once again be deemed Dedicated Oil and subject to this Agreement.

6. TITLE AND RISK OF LOSS: Title and risk of loss to crude oil delivered shall pass to Wildcat as the crude oil enters the Receipt Points, as defined in Section 4 of this Agreement or a point of interconnection established pursuant to Exhibit “B”.

7. MODIFICATION, WAIVER, AND ASSIGNMENT: There shall be no modification or amendment of this Agreement except by writing, signed by both parties hereto. Waiver of performance of any obligations by either party of default by the other hereunder shall not operate as a waiver of performance of any other obligation or a future waiver of the same obligation or a waiver of any future default. Neither party shall assign this Agreement to a person or firm except upon written consent of the other party, such consent, however, shall not be unreasonably withheld. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto.

8. EQUAL DAILY DELIVERIES: Except for delivery by truck tanker, for the purpose of invoicing, any crude oil delivered hereunder shall be deemed to have been delivered in equal daily quantities during the calendar month in which deliveries occur.

9. CHOICE OF LAW: This Agreement shall be constructed in accordance with, and governed by, the law of, and Wildcat and Approach consent to the jurisdiction of the courts of, the State of Texas.

10. DEFAULT: In the event either party to this Agreement shall materially breach or default in the performance of its obligations under this Agreement, the other party may, upon written notice to the breaching or defaulting party, suspend the performance of its obligation hereunder until such breach or default is cured. If such material breach or default is not cured within thirty (30) days after written notice of such material breach or default is given, or ten (10) days in the event of payment default (such period, as applicable, the “Cure Period”), the party not in material breach or default may terminate this Agreement at any time thereafter until such breach or default is cured upon written notice to the breaching or defaulting party; provided the other party may not terminate this Agreement if the party alleged to be in breach or default (i) has cured such event giving rise to such alleged breach or default within such Cure Period or (ii) in the event the breach or default is not capable of being cured within such Cure Period, commences to cure such alleged breach or default within such Cure Period and continues in good faith with such efforts and such alleged breach or default is cured within sixty (60) days after expiration of such Cure Period. A party will not be considered to be in breach or default of its obligations under this Agreement to the extent that performance of such obligations or its efforts to cure are delayed or prevented, directly or indirectly, due to Force Majeure as more particularly described in Section 5 of Exhibit “C” of this Agreement. As a result, the time periods set forth in this section in which a party may cure an alleged breach or default shall be extended by any period of Force Majeure that occurs during any such period and affects the ability of a party to cure such breach or default.

11. NOTICE: Any notice required or permitted hereunder shall be deemed given when deposited in the U.S. Mail as registered or certified mail, return receipt requested, postage prepaid, and addressed to the party to whom the notice is being given at the address set forth on the first page hereof (or such other address as is provided by written notice in accordance with this provision). Any notice given by fax or email shall be deemed given when received at address set forth on the first page hereof (or such other address as is provided by written notice in accordance with this provision). During the term of this Agreement each party herein agrees to notify the other party immediately in writing upon the notifying party’s corporate reorganization, merger, or acquisition by another, or any other similar corporate structural change.

C-2

Exhibit D

Approach Dedicated Acreage

[REDACTED]*

D-1